PRESS RELEASE	Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Second Quarter 2013 Results from Continuing Operations

HOUSTON, TX, AUGUST 8, 2013 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the second quarter of 2013. The Company reported net income from continuing operations of $1.0 million, or $0.02 per share, on revenue of $487.9 million, compared to a net loss from continuing operations in the second quarter of 2012 of $2.0 million, or ($0.04) per share, on revenue of $450.4 million. The Company reported operating income of $9.4 million for the second quarter of 2013 compared to operating income of $7.5 million in the second quarter of 2012.

Randy Harl, President and Chief Executive Officer, commented, “We are pleased with the strong operating results generated by our Utility T&D and Professional Services segments, and another consecutive quarter of solid performance in Canada. However, I am disappointed with the performance of our regional service lines in the Oil & Gas segment which negatively impacted our results again this quarter. We have taken actions to resolve the root causes of these issues in the first half of this year and results in the regions for the month of June were breakeven as the loss projects are essentially completed. I expect material improvement from these operations for the remainder of the year.

“Our second quarter results demonstrate the capability of our diversified business model to deliver improved results. The solid performance in three of our segments has generated positive consolidated results. Going forward, we expect continued solid performance in these segments and improved results in our Oil & Gas segment.”

Segment Operating Results

Oil & Gas

For the second quarter of 2013, the Oil & Gas segment reported an operating loss of $18.8 million on revenue of $186.4 million, compared to an operating loss of $3.5 million in the second quarter 2012. The segment results were negatively impacted by additional losses incurred in the regional service lines, in addition to lower utilization in our cross-country pipeline construction operations. Revenue generated from our downstream construction and maintenance activities increased over 40 percent from the second quarter of 2012 as a result of greater turnaround activity, as well as higher utilization of shops and fabrication resources.

Utility T&D

The Utility T&D segment generated revenue of $128.3 million, essentially flat compared to a year ago, and $15.6 million of operating income, an improvement of approximately $6.3 million of operating income over the second quarter of 2012. The increase in operating performance is primarily

WILLBROS A Good Job On Time	Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	1 of 3 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

PRESS RELEASE

related to expanding margins in our transmission construction which benefited from storm restoration work in Texas and Oklahoma, successful completion of two more of the CREZ projects and the early start on a new transmission construction project in the Texas Panhandle.

Canada

The Canada segment reported operating income of $4.3 million, an improvement of $7.2 million over the second quarter of 2012, on revenue of $87.4 million. Contract revenue increased $50.0 million from the second quarter of 2012 resulting in a $128.1 million increase for the first six months compared to last year. Canada delivered a third consecutive quarter of solid operating results as it continues to benefit from its focus on the oil sands mine sites and in situ extraction developments. The improvement in operating income compared to last year was attributable to our specialty construction and integrity services, ongoing infrastructure replacement construction projects and additional maintenance work performed for our key oil sands mining customers.

Professional Services

The Professional Services segment reported operating income of $8.2 million, or 9.4 percent operating margins, an improvement of approximately $3.6 million relative to the second quarter of 2012. Revenue of $87.4 million was a slight increase compared to the second quarter of 2012 largely due to increased activity in our locating service which we expanded into new geographies during the first quarter. In addition to benefiting from expanding our integrity services, including line locating services, operating income for the quarter also improved due to strong performance in our upstream and midstream engineering, right-of-way, survey and government services.

Backlog(2)

At June 30, 2013, Willbros maintained backlog from continuing operations at $2.0 billion compared to $2.0 billion at March 31, 2013. Twelve month backlog increased to $919 million at June 30, 2013 compared to $880 million at March 31, 2013. Shortly after the close of the second quarter our Oil & Gas segment was awarded a contract to construct more than 150 miles of 30-inch pipeline from central Oklahoma to the Red River, and our Utility T&D segment won an additional 100+ miles of 345Kv line construction in western Oklahoma. Both projects will be recorded in third quarter backlog.

Credit Facility and Liquidity

Effective August 7, 2013, the Company completed the refinancing of its Amended and Restated Credit Agreement by entering into a five-year $150.0 million asset based senior revolving credit facility (the “ABL Credit Facility”) maturing in 2018 and a six-year $250.0 million term loan facility (the “2013 Term Loan Facility”) maturing in 2019. Proceeds from the 2013 Term Loan Facility were used to repay all indebtedness under the existing term loan facility and revolving credit facility under the Amended and Restated Credit Agreement, to pay fees and expenses incurred in connection with the transactions and for working capital purposes. The ABL Credit Facility was undrawn at close.

WILLBROS A Good Job On Time	Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	2 of 3 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

PRESS RELEASE

Van Welch, Executive Vice President and Chief Financial Officer, commented, “We have completed our refinancing and, with extended debt maturity to 2019, greater flexibility under our covenants, and a $150 million revolver, we are financially sound and have adequate liquidity to execute our plan going forward.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Friday, August 9, 2013 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Second Quarter Earnings Conference Call
When:	Friday, August 9, 2013 - 9:00 a.m. Eastern Time
How:	Live via phone - By dialing 480-629-9772 or 877-941-1466 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.
Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through August 16, 2013 and may be accessed by calling 303-590-3030 or 800-406-7325 using pass code 4633635#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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WILLBROS A Good Job On Time	Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	3 of 3 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Income Statement
Contract revenue
Oil & Gas	$186,387	$204,158	$371,371	$352,863
Utility T&D	128,321	129,836	241,525	238,146
Canada	87,425	37,356	199,420	71,325
Professional Services	87,423	80,074	165,888	163,647
Eliminations	(1,692)	(1,002)	(2,981)	(1,853)

	487,864	450,422	975,223	824,128

Operating expenses
Oil & Gas	205,145	207,697	404,700	359,088
Utility T&D	112,693	120,489	224,004	232,362
Canada	83,117	40,266	184,605	77,286
Professional Services	79,238	75,478	157,090	159,471
Eliminations	(1,692)	(1,002)	(2,981)	(1,853)

	478,501	442,928	967,418	826,354

Operating income (loss)
Oil & Gas	(18,758)	(3,539)	(33,329)	(6,225)
Utility T&D	15,628	9,347	17,521	5,784
Canada	4,308	(2,910)	14,815	(5,961)
Professional Services	8,185	4,596	8,798	4,176

Operating income (loss)	9,363	7,494	7,805	(2,226)

Other expense
Interest expense, net	(6,922)	(7,113)	(14,612)	(14,990)
Loss on early extinguishment of debt	—	(1,149)	—	(3,405)
Other, net	(308)	(15)	(77)	(339)

	(7,230)	(8,277)	(14,689)	(18,734)

Income (loss) from continuing operations before income taxes	2,133	(783)	(6,884)	(20,960)
Provision for income taxes	1,126	1,208	3,738	2,181

Income (loss) from continuing operations	1,007	(1,991)	(10,622)	(23,141)
Income (loss) from discontinued operations net of provision for income taxes	(7,908)	5,699	7,913	6,469

Net income (loss)	(6,901)	3,708	(2,709)	(16,672)
Less: Income attributable to noncontrolling interest	—	(328)	—	(672)

Net income (loss) attributable to Willbros Group, Inc.	$(6,901)	$3,380	$(2,709)	$(17,344)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$1,007	$(1,991)	$(10,622)	$(23,141)
Income (loss) from discontinued operations	(7,908)	5,371	7,913	5,797

Net income (loss) attributable to Willbros Group, Inc.	$(6,901)	$3,380	$(2,709)	$(17,344)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.02	$(0.04)	$(0.22)	$(0.48)
Discontinued operations	(0.16)	0.11	0.17	0.12

	$(0.14)	$0.07	$(0.05)	$(0.36)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$0.02	$(0.04)	$(0.22)	$(0.48)
Discontinued operations	(0.16)	0.11	0.17	0.12

	$(0.14)	$0.07	$(0.05)	$(0.36)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$32,067	$894	$17,473	$10,178
Investing activities	$(2,418)	$(2,388)	34,634	1,972
Financing activities	$14,889	$(27,589)	(44,009)	(60,352)
Foreign exchange effects	$(291)	$(236)	(519)	(1,706)
Discontinued operations	$(335)	$18,838	(8,349)	24,944

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	48,587	47,995	48,447	47,888
Diluted	49,235	47,995	48,447	47,888
Adjusted EBITDA from continuing operations(1)	$22,385	$19,123	$31,945	$24,923
Purchases of property, plant and equipment	2,061	3,999	4,707	7,266

Reconciliation of Non-GAAP Financial Measure

Adjusted EBITDA from continuing operations (1)
Income (loss) from continuing operations attributable to Willbros Group, Inc.	$1,007	$(1,991)	$(10,622)	$(23,141)
Interest expense, net	6,922	7,113	14,612	14,990
` Provision for income taxes	1,126	1,208	3,738	2,181
Loss on early extinguishment of debt	—	1,149	—	3,405
Depreciation and amortization	11,237	11,977	22,307	23,854
DOJ monitor cost	—	—	—	1,586
Stock based compensation	1,977	1,833	2,798	3,917
Restructuring and reorganization costs	58	34	154	136
(Gain) loss on disposal of property and equipment	58	(2,200)	(1,042)	(2,005)

Adjusted EBITDA from continuing operations (1)	$22,385	$19,123	$31,945	$24,923

Balance Sheet Data	6/30/2013	3/31/2013	12/31/2012
Cash and cash equivalents	$53,610	$9,698	$48,778
Working capital	236,812	217,406	270,512
Total assets	863,054	888,168	978,246
Total debt	264,842	249,968	303,820
Stockholders’ equity	200,961	207,443	206,333

Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$241,347	$212,358	$293,495
Utility T&D	1,079,261	1,169,806	1,257,403
Canada	415,804	395,804	349,520
Professional Services	220,707	228,134	197,752

Total Backlog	$1,957,119	$2,006,102	$2,098,170

Total Backlog By Geographic Area
United States	$1,537,313	$1,606,046	$1,743,906
Canada	415,804	395,804	349,520
Other International	4,002	4,252	4,744

Total Backlog	$1,957,119	$2,006,102	$2,098,170

12 Month Backlog	$918,974	$880,021	$1,010,365

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.